[Taubman Logo]                                        Taubman Centers, Inc.
                                                      200 East Long Lake Road
                                                      Bloomfield Hills, MI 48304
                                                      (248) 258-6800


CONTACT:

Barbara Baker                             Joele Frank/Jamie Moser
Taubman Centers, Inc.                     Joele Frank, Wilkinson Brimmer Katcher
(248) 258-7367                            (212) 355-4449
www.taubman.com



TAUBMAN CENTERS COMMENTS ON SIMON PROPERTY GROUP'S APPROXIMATELY 37% TENDER OFFER STATUS

         Bloomfield Hills, Mich., August 4, 2003 - Taubman Centers, Inc. (NYSE:TCO) today responded to Simon Property Group's (NYSE:SPG) announcement of the status of its unsolicited hostile cash tender offer made in conjunction with a subsidiary of Westfield America Trust (ASX:WFA) for Taubman Centers:

         According to Simon's announcement on August 4, 2003, approximately
         30 million (only 37%) of the approximately 81 million shares of Taubman Centers voting stock were tendered into the offer.

         As we have previously stated, this amount is clearly insufficient to meet Simon's own minimum Tender Offer condition or to purchase the company since at least two-thirds of Taubman Centers' 81 million issued and outstanding voting shares - approximately 54 million voting shares
         - must approve any sale transaction or amendment to the corporate charter. Taubman Centers' Board of Directors has unanimously determined that it is not prepared to recommend the sale of Taubman Centers at an inadequate price, and that it does not believe that maximum value will be realized by selling the company at this time.

         Taubman Centers has increased its financial guidance twice since the Simon offer was made. Our collection of upscale regional mall assets cannot be replicated. They represent the most productive portfolio of regional malls in the United States and have always been and will always be highly coveted. The company has a strong track record, has delivered more than an 80% total return to shareholders (undisturbed) over the past five years ended November 12, 2002, and has also achieved a nearly 20% FFO per share growth rate for 2002, the highest among retail REITs.

                                     (more)


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Taubman Centers/2

        Taubman Centers, Inc., a real estate investment trust, currently owns and/or manages 30 urban and suburban regional and super regional shopping centers in 13 states. In addition Stony Point Fashion Park (Richmond, Va.) is under construction and will open September 18, 2003, and Northlake Mall (Charlotte, N.C.) will begin construction later this year and will open fall 2005. Taubman Centers is headquartered in Bloomfield Hills, Mich.

This press release contains forward-looking statements within the meaning of the Securities Act of 1933 as amended. These statements reflect management's current views with respect to future events and financial performance. Actual results and events may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic and real estate conditions including further deterioration in consumer confidence, changes in the interest rate environment and availability of financing, and adverse changes in the retail industry. In addition, the company cannot be certain how any Court will understand or decide any particular issue. Other risks and uncertainties are discussed in the Company's filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K. Notwithstanding any statement in this press release, Taubman Centers acknowledges that the safe harbor for forward-looking statements under Section 21E of the Securities Exchange Act of 1934, as amended, added by the Private Securities Litigation Reform Act of 1995, does not apply to forward-looking statements made in connection with a tender offer.

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